Exhibit 10.2

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (this “Agreement”) is made as of October 20, 2025, by and between Biofrontera AG, a German corporation (“AG”), and Biofrontera Inc., a Delaware corporation (“INC”). AG and INC may be referred to, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, AG and INC have previously negotiated and agreed upon certain transaction terms relating to the purchase and sale of certain assets (as defined by the Transfer Agreement, the “Acquired Assets”), as set forth in a binding Term Sheet among the Parties dated June 30, 2025 (the “Term Sheet”) and further described in a certain Asset Purchase Agreement by and among AG, Biofrontera Pharma GmbH, a German private limited liability company, Biofrontera Bioscience GmbH, a German private limited liability company, and INC executed contemporaneously with this Agreement (the “Transfer Agreement”);

WHEREAS, consistent with all terms and conditions agreed upon in the Term Sheet and Transfer Agreement, and upon such further terms and conditions agreed upon herein, AG and INC are now entering into this Agreement by which INC agrees to pay to AG a certain Earnout, as defined further herein, as further consideration for the Acquired Assets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

AGREEMENT

1) Earnout. Starting on June 1, 2025 and continuing until the termination of this Agreement as set forth herein (the “Earnout Term”), as further consideration for the Acquired Assets, INC shall pay to AG a monthly earnout (the “Earnout”) equal to a certain percentage of Net Revenues (defined in accordance with U.S. generally accepted accounting principles) from sales of Ameluz or any Improvements (as defined in the Transfer Agreement), generics or alternate formulations of Ameluz during the Earnout Term (“Ameluz Revenues”), as described and defined further below. The Earnout shall not apply to Ameluz tubes owned by INC as of May 31, 2025.

a. Earnout Rate. The effective percentage of Ameluz Revenues paid by INC to AG pursuant to the Earnout (the “Earnout Rate”) shall be i) in calendar years in which Ameluz Revenues for the immediately preceding calendar year were less than or equal to $65 million: 12% of Ameluz Revenues; or ii) in calendar years in which Ameluz Revenues for the immediately preceding calendar year exceeded $65 million: 15% of Ameluz Revenues. The Earnout Rate for the portion of the 2025 calendar year beginning June 1, 2025 and ending December 31, 2025 shall be based on Ameluz Revenues for the calendar year ended December 31, 2024, except as adjusted pursuant to this Agreement.

i. Notwithstanding the foregoing, if Ameluz Revenues exceed $65 million at the end of any calendar year in which Ameluz Revenues for the immediately preceding calendar year were less than or equal to $65 million, the Earnout for such most recently completed calendar year shall become 15% of Ameluz Revenues for such most recently completed calendar year, and INC shall pay to AG any difference between the Earnout already paid for such most recently completed calendar year and 15% of Ameluz Revenues for such most recently completed calendar year. AG shall issue an invoice for any additional Earnout amounts owed by INC no later than the first month of the following calendar year, payable by INC by no later than thirty (30) days after such invoice is sent by AG.

ii. Conversely, notwithstanding the foregoing, if Ameluz Revenues are less than or equal to $65 million at the end of any calendar year in which Ameluz Revenues for the immediately preceding calendar year were greater than $65 million, the Earnout for such most recently completed calendar year shall become 12% of Ameluz Revenues for such most recently completed calendar year, and AG shall pay to INC any difference between the Earnout already paid for such most recently completed calendar year and 12% of Ameluz Revenues for such most recently completed calendar year (the “True-Up Payment”). INC shall promptly notify AG in writing of a required True-Up Payment, and the True-Up Payment shall be made by deducting the amount of the True-Up Payment from the Earnout due from INC to AG for the months immediately following said written notice of a required True-Up Payment; provided, however, that for any True-Up Payment required after the expiration of the Earnout Term, INC shall issue an invoice for such True-Up Payment no later than the first month after the expiration of the Earnout Term, payable by AG by no later than thirty (30) days after such invoice is sent by INC.

iii. Furthermore, notwithstanding the foregoing, if Ameluz Revenues are less than $5 million at the end of any calendar year, no Earnout for such most recently completed calendar year shall be due or payable, and AG shall repay to INC any Earnout already paid for such most recently completed calendar year (the “Earnout Repayment”). INC shall promptly notify AG in writing of a required Earnout Repayment, and the Earnout Repayment shall be made by deducting the amount of the Earnout Repayment from the Earnout due from INC to AG for the months immediately following said written notice of a required Earnout Repayment; provided, however, that for any Earnout Repayment required after the expiration of the Earnout Term, INC shall issue an invoice for such Earnout Repayment no later than the first month after the expiration of the Earnout Term, payable by AG by no later than thirty (30) days after such invoice is sent by INC.

b. Earnout Calculation and Payment. The Earnout shall be calculated by INC monthly, using i) the applicable Earnout Rate and ii) Ameluz Revenues for the immediately preceding calendar month. INC shall then initiate payment of the Earnout to AG no later than thirty (30) calendar days from the end of each calendar month. Notwithstanding the foregoing, Earnout payments for the months of June, July, and August of 2025, which are described in detail in Attachment A, shall become payable 30 days after execution of this Agreement.

At the end of each quarter, INC’s auditors shall review INC’s Earnout calculations. In the event that a discrepancy is identified, INC shall promptly notify AG of the overpayment or underpayment in writing. Thereafter, the discrepancy shall be i) in the event of an overpayment, credited by AG to INC and deducted from the Earnout payment due from INC to AG for the months immediately following such notice, or ii) in the event of an underpayment, paid by INC to AG within 30 days after the notice is sent by INC to AG.

2) Audit Rights. AG shall have the right to audit, at its own expense, on a semi-annual basis, either through its own means or by appointing an external auditor, the Ameluz Revenues reported by INC in the preceding six calendar months. In the event of a discrepancy between the Ameluz Revenues reported by INC and the Ameluz Revenues determined by AG’s audit, and if the Parties are unable to reach an agreement, an independent auditor (from a list of the ten leading internationally recognized audit firms) shall be jointly appointed by the Parties to determine the final Ameluz Revenues for the six-month period under review. If the Parties cannot agree on an auditor within two weeks following demand by one of the Parties, the president of the chamber of commerce of Cologne (IHK Köln) shall appoint an independent auditor with binding effect on all Parties. The final Ameluz Revenues determined by the independent auditor for the six-month period under review shall be binding upon both Parties and shall serve as the basis for both the calculation of the applicable Earnout Rate and the final Earnout amount due for the six-month period under review. In the event of a discrepancy between the Ameluz Revenues reported by INC and the Ameluz Revenues determined by the independent auditor, the discrepancy between the amount of Earnout paid by INC and the amount that should have been paid pursuant to the determination of Ameluz Revenues by the independent auditor shall be i) in the event of an overpayment, credited by AG to INC and deducted from the Earnout payment due from INC to AG for the months immediately following such notice, or ii) in the event of an underpayment, paid by INC to AG within 30 days after the notice is sent by INC to AG.

3) Asset Reversion. The Parties agree that until the earlier to occur of (i) INC manufactures or orders from suppliers a total of 1,000,000 tubes of Ameluz during the period from June 1, 2025 through May 31, 2031, or (ii) the expiration of patent protection on the Products allows for generic competition with the Products in the United States, which expiration of patent protection is estimated to occur in December 2043 (the “Asset Reversion Term”), starting January 1, 2026 and continuing until the end of the Asset Reversion Term, INC shall be required to manufacture or order from suppliers (either directly or through Biofrontera Pharma GmbH, as necessary) at least 80,000 tubes of Ameluz per calendar year (the “Minimum Order Amount”).

If INC does not achieve the Minimum Order Amount for two consecutive calendar years starting January 1, 2026 and continuing until the end of the Asset Reversion Term, unless a proven force majeure event or significant change of market conditions justifies the decline in Ameluz orders and there is a reasonable prospect of restoring annual orders and the manufacture of Ameluz above 80,000 tubes, then AG shall have the right to terminate the Transfer Agreement and recover all Acquired Assets transferred to Buyer pursuant to the Transfer Agreement (collectively, an “Asset Reversion”). Without limiting the Parties’ obligations under Section 6(m) (Further Assurances), INC will execute such assignments and other instruments as reasonably required and take such other actions as reasonably requested by AG to effect the re-conveyance and transfer of such assets back to AG or an Affiliate of AG, as determined by AG.

For the avoidance of doubt, the Earnout provided in this Agreement shall apply to all sales of Ameluz or any Improvements, generics or alternate formulations of Ameluz during the Earnout Term related to the treatment of different indications, such as acne.

4) Default. If any payment due from INC to AG pursuant to this Agreement is not made within the time period set forth herein, then INC shall have a period of ninety (90) days to remedy the default, subject to an annual interest rate of 20% on the outstanding amount or, if lower, the highest rate permissible under applicable law, such applicable interest to be calculated based on the fractional period per year during which the amount owed remains outstanding and in default. If INC fails to fully repay all amounts owed within such cure period, then AG shall have the right to initiate an Asset Reversion as described in Section 3 above. Without limiting the Parties’ obligations under Section 6(m) (Further Assurances), INC will execute such assignments and other instruments as reasonably required and take such other actions as reasonably requested by AG to effect the re-conveyance and transfer of such assets back to AG or an Affiliate of AG, as determined by AG. For the avoidance of doubt, interest owed pursuant hereto shall continue to accrue until all Acquired Assets are recovered by AG.

5) Termination. This Agreement will be terminable and be of no further force and effect upon the earliest to occur of (a) mutual agreement of INC and AG, (b) by AG, in the event of an Asset Reversion as described in Section 3 or 4 above, or (c) the expiration of patent protection on the Products allows for generic competition with the Products in the United States, which expiration of patent protection is estimated to occur in December 2043.

6) Miscellaneous.

a. Definitions; Interpretation. Any capitalized terms used but not defined herein shall have the meaning attributed to them under the Transfer Agreement.

b. Public Announcements. No Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without prior written consent of the other Party. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide a reasonable opportunity to comment thereon.

c. Expenses. Except as otherwise contemplated by this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

d. Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by facsimile or email (receipt verified), and shall be deemed to be effective (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or email; (c) one (1) Business Day after delivery to the overnight courier service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address, fax number or email address set forth below, or at such other address, fax number or email address as may from time to time be furnished by similar notice by either Party:

If to Seller:

Biofrontera AG

Hemmelrather Weg 201

D-51377

Leverkusen, Germany

Attention: Maria del Pilar de la Huerta Martinez, Chief Financial Officer

Email: p.delahuerta@biofrontera.com

If to INC prior to December 1, 2025:

Biofrontera Inc.

120 Presidential Way

Suite 330

Woburn, MA 01801

Attention: Fred Leffler

Email: f.leffler@bfinc.com

If to INC following December 1, 2025:

Biofrontera Inc.

660 Main Street

First Floor

Woburn, MA 01801

Attention: Fred Leffler

Email: f.leffler@bfinc.com

e. Entire Agreement; Modification. This Agreement, together with the Transfer Agreement, contains the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, commitments and writings between the Parties with respect of the subject matter hereof (including the Term Sheet), and may not be changed or modified in any manner unless in a written instrument duly approved by both Parties.

f. Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the Parties in entering into this Agreement. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall use reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

g. No Waiver; Cumulative Remedies. No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Party giving such waiver. Except as otherwise expressly provided herein, the remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

h. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF GEORGIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ANY ACTION BROUGHT BY ANY PARTY TO ENFORCE ANY PROVISIONS OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL OR STATE COURT LOCATED IN GEORGIA. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT AND HEREBY IRREVOCABLY WAIVES THE BENEFIT OF JURISDICTION DERIVED FROM PRESENT OR FUTURE DOMICILE OR OTHERWISE IN SUCH ACTION. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

i. Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” files, and any facsimile or electronic signature shall constitute an original for all purposes.

j. Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including any third-party acquiror of any of the Acquired Assets as well as any third-party acquiror of any Acquired Assets as a result of any merger, spin-off or similar corporate transaction by INC. No assignment shall be made by any Party without the prior written consent of the other Party; provided, that INC may assign its rights, interests or obligations under this Agreement to any of its Affiliates or to any acquiror of substantially all of the assets and liabilities of INC and may also assign its rights hereunder for collateral security purposes to its lenders, subject to the terms, conditions and restrictions on assignments, sales, dispositions or other transfers set forth in the Transfer Agreement. Any purported assignment in violation of this Section 6(j) shall be void ab initio.

k. No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

l. Specific Performance. The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each Party might not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, without posting a bond or other undertaking, the other Party shall be entitled to obtain specific enforcement of the terms hereof, in addition to any other remedy to which it may be entitled at Law or in equity.

m. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, each of the Parties, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

n. No Partnership. The Parties each expressly acknowledge and agree that neither this Agreement, nor any Ancillary Agreements shall be construed to create a legal partnership, joint business venture or the like. Neither INC nor AG shall be deemed the agent of the other Party for any purpose whatsoever. AG shall not have duties or obligations other than those specifically set forth herein or in the Transfer Agreement and Ancillary Agreements or as may subsequently be agreed in writing by the parties hereto as an amendment to this Agreement or such Transfer Agreement or Ancillary Agreements, and the duties of AG shall be determined solely by the express provisions of this Agreement and the Transfer Agreement and Ancillary Agreements, or any authorized amendment thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

AG:

BIOFRONTERA AG

By:	/s/ Maria del Pilar de la Huerta Martinez
Name:	Maria del Pilar de la Huerta Martinez
Title:	Chief Financial Officer

INC:

BIOFRONTERA INC.

By:	/s/ Hermann Luebbert
Name:	Hermann Luebbert
Title:	Chief Executive Officer